Exhibit 10.18

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS

BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF

PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

SUPPLY AGREEMENT

between

BIODESIX, INC.

and

ONCIMMUNE LIMITED

dated as of

October 31, 2019

THIS AGREEMENT is dated October 31, 2019 (Closing Date)

BETWEEN

(1)	ONCIMMUNE LIMITED, a private limited company incorporated under the laws of England and Wales (Oncimmune or Supplier); and

(2)	BIODESIX, INC., a Delaware corporation (Biodesix).

RECITALS

(A)	Oncimmune carries on the business of manufacturing certain coated plates and other reagents for use in the Test, and

(B)	Biodesix wishes to buy, and Oncimmune wishes to supply, the Product on the terms and conditions set out in this Agreement.

IT IS HEREBY AGREED

1.	INTERPRETATION

1.1	The following definitions and rules of interpretation in this clause apply in this Agreement.

Agreement: this Supply Agreement.

APA: that certain Asset Purchase Agreement, dated as of June 27, 2019, by and between Oncimmune and Biodesix.

Biodesix Indemnitees: has the meaning given in clause 12.1.

Business Day: a day, other than a Saturday, Sunday or public holiday in London, England, or New York, New York, when banks in London and New York are open for business.

Claim: any action made or brought by a person entitled to indemnification under clause 12.

Closing Date: October 31, 2019.

Cost of Goods: has the meaning given in clause 9.2.

Commercially Reasonable Efforts: with respect to Supplier only, those efforts that are consistent with the efforts and resources that would typically be used by a molecular diagnostic company of similar size to Supplier in the exercise of its reasonable business discretion relating to the production of a commercialized diagnostic product, recognising that Oncimmune is not an established contract manufacturer but is a small research and development company.

Delivery Date: the anticipated date for delivery of Products notified to Biodesix in accordance with clause 4.4.4.

Forecast: with respect to the following [***]-month period, a good faith forecast of Biodesix’s anticipated demand for Product for each calendar month during the period, which approximates, as nearly as possible, based on information available at the time to Biodesix, the Orders Biodesix reasonably expects to place in these future calendar months.

Kansas Lab: the CLIA-licensed laboratory at 8960 Commerce Drive, Building #6, De Soto, Kansas 66018, USA.

Losses: has the meaning given in clause 12.1.

Oncimmune Indemnitees: has the meaning given in clause 12.2.

Order Number: the reference number to be applied to an Order by Oncimmune in accordance with clause 4.4.

Personnel: agents, employees, contractors or subcontractors engaged or appointed by Oncimmune or Biodesix, as the case may be.

PCA: that certain Purchase and Commercialization Agreement, dated as of June 27, 2019, by and between Oncimmune and Biodesix.

Product: the product set out in Schedule 1, and referred to in multiple quantities as Products.

Price: has the meaning given in clause 9.1.

Purchase Order: purchase order for Product submitted by Biodesix in accordance with clause 4.

Representatives: a party’s affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors and permitted assigns.

Supplier: Oncimmune Limited.

Supply Failure means the failure during any rolling [***]-month period, to deliver [***] of the Product the subject of Purchase Orders over that [***]-month period within [***] days of the expected Delivery Date.

Term: the term of the Agreement, as determined in accordance with clause 15.1.

Test: has the meaning set forth in the PCA.

Third-Party Claim: has the meaning given in clause 12.1.

VAT: value added tax, or any equivalent tax, chargeable in the UK or elsewhere.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and vice versa.

1.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7

This Agreement shall be binding on, and enure to the benefit of, the parties to this Agreement and their respective personal representatives, successors and permitted assigns, and references to any party shall include that party’s personal representatives, successors and permitted assigns.

1.8	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.9	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.10	A reference to writing or written includes fax and email.

1.11	Any obligation in this Agreement on a Party not to do something includes an obligation not to agree or allow that thing to be done by any person.

1.12	References to a document in agreed form are to that document in the form agreed by the parties and initialled by or on their behalf for identification.

1.13	References to clauses and Schedules are to the clauses and Schedules of this Agreement.

1.14

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	SUPPLY OF THE PRODUCT

2.1	During the Term, Oncimmune shall supply, and Biodesix shall purchase, such quantities of Product as Biodesix may order pursuant hereto in accordance with the terms and conditions of this Agreement.

2.2

Biodesix shall not, and shall not allow any Personnel, affiliate or any other person on its behalf to, copy, reverse engineer, disassemble, decompile or modify the Product or use the Product other than in the Field in the Territory (as such terms are defined in the PCA).

3.	FORECASTS

3.1

Biodesix shall deliver Forecasts to Oncimmune on a rolling monthly basis during the Term. Biodesix shall deliver the first Forecast within [***] days of the date hereof, and all subsequent Forecasts shall be delivered on or before the last Business Day of each calendar month. With respect to Forecasts for the Product, the initial month of the Forecast period shall be binding, with the remaining months being advisory and non-binding. Forecasts shall be given in writing or, if given orally, shall be confirmed in writing within [***] Business Days.

3.2

Forecasts provided under this clause 3 shall not constitute Orders. Other than as set forth in clause 3.1, Forecasts provided hereunder shall not be binding but shall be Biodesix’s good faith best estimate of its anticipated requirements.

4.	ORDERS

4.1

Not less than [***] days before the beginning of each calendar month during the Term, Biodesix shall send Oncimmune its Purchase Order for that calendar month, which Purchase Order shall take into account the binding element of the Forecast.

4.2

Oncimmune shall use diligent efforts to supply the Product in accordance with Biodesix’s Purchase Orders, except that, to the extent that a Purchase Order exceeds the most recent Forecast provided to Oncimmune in accordance with clause 3.1, Oncimmune shall only be obliged to use its Commercially Reasonable Efforts to supply any Product ordered in excess of such Forecast (and shall not be under any obligation to supply the Product ordered in excess of Forecasts if Biodesix’s demand exceeds Oncimmune’s production capacity). If Oncimmune anticipates at any time that it will not be able to fulfill for any reason any Purchase Order for the Product in full, then Oncimmune agrees to notify Biodesix of that fact and of the quantities it expects to deliver as soon as practicable.

4.3	Each Purchase Order shall:

4.3.1	be given in writing or, if given orally, shall be confirmed in writing within [***] Business Days;

4.3.2	state a unique Purchase Order number

4.3.3	specify quantity, description and manufacturer’s part number of Product ordered; and

4.3.4	be delivered at Oncimmune’s contracted manufacturer, Fortress Diagnostics, Unit 2C, Antrim Technology Park, Antrim, Co. Antrim, BT41 1QS.

4.4	Oncimmune shall:

4.4.1	assign an Order Number to each Purchase Order received from Biodesix;

4.4.2	notify Biodesix within [***] Business Days of its acceptance of such Purchase Order (if accepted, or otherwise of rejection of such Purchase Order, and the reason for such rejection)

4.4.3	notify Biodesix of the assigned Order Number.

4.4.4	specify the Delivery Date by which Oncimmune expects the Products ordered to be delivered to Biodesix.

4.5	Each party shall use the relevant Order Number in all subsequent correspondence relating to the Purchase Order.

4.6

Biodesix may within [***] days of placing a Purchase Order amend or cancel its Purchase Order by written notice to Oncimmune. If Biodesix amends or cancels a Purchase Order, its liability to Oncimmune shall be limited to payment to Oncimmune of all costs reasonably incurred by Oncimmune in fulfilling the Purchase Order up until the date of receipt of the notice of amendment or cancellation.

5.	MANUFACTURE, QUALITY AND PACKING

5.1

Oncimmune shall use Commercially Reasonable Efforts to ensure its contracted manufacturer maintains sufficient manufacturing capacity, stocks of raw materials and packaging, to enable it to meet Biodesix’s Forecasts.

5.2

Oncimmune shall use Commercially Reasonable Efforts to ensure its contracted manufacturer manufactures, packs and supplies the Product in accordance with all applicable laws and written specifications for the Product.

5.3	The Products supplied to Biodesix by Oncimmune under this Agreement shall:

5.3.1	conform to their respective written specifications;

5.3.2	be free from defects in design, material and workmanship; and

5.3.3	be submitted for delivery with a shelf life of no less than [***] months.

5.4

Oncimmune shall obtain and maintain in force for the Term all licences, permissions, authorisations, consents and permits needed to manufacture and supply the Product in accordance with the terms of this Agreement, and Biodesix shall obtain and maintain in force for the Term all licences, permissions, authorisations, consents and permits needed to accept, import, store and sell the Product in accordance with the terms of this Agreement, the PCA and as necessary to perform the Test and operate the Business (in each case, as defined in the APA).

5.5

Subject to the terms of the PCA, the Parties hereby agree and acknowledge that in the event of a Supply Failure, the applicable minimum sales commitments set forth in Sections 5.3 and 5.4 of the PCA shall be suspended and upon resolution of the Supply Failure, both

Parties will reassess future sales prospects in good faith based on an assessment of the commercial impact of the Supply Failure and shall in good faith adjust the minimum sales commitments for the relevant period, taking into account the nature and extent of the Supply Failure.

5.6

In the event that Supplier delivers greater than [***] of the Product that is the subject of Purchase Orders over an applicable [***]-month period within [***] days of the expected Delivery Date but fails to deliver [***] of such Product, and the failure by Supplier to deliver [***] of the Product as described directly causes Biodesix to fail to meet the applicable minimum sales commitments set forth in Sections 5.3 and 5.4 of the PCA, then the parties will discuss in good faith an adjustment to the minimum sales commitments. For the avoidance of doubt, in the event that the circumstances described in this clause 5.6 occur, Sections 5.3 and 5.4 of the PCA shall not be suspended and will remain in full force and effect.

6.	DELIVERY

6.1

Oncimmune shall use Commercially Reasonable Efforts to deliver the Product within [***] days of the Delivery Date, and Biodesix shall accept delivery of all ordered Product delivered within such period.

6.2

Each delivery of Product shall be accompanied by a line item delivery note from Oncimmune showing the Order Number, Purchase Order Number, Product lot number(s), Product expiration date(s), the date of the Order and the description, quantity and manufacturer’s part number of Products included in the Order.

6.3

If Oncimmune requires Biodesix to return any packaging materials to Oncimmune, that fact must be clearly stated on the delivery note accompanying the relevant Order, and any such returns shall be at Oncimmune’s expense.

7.	DEFECTIVE PRODUCT

7.1

If any batch of Products delivered to Biodesix is not in conformity with the terms of this Agreement, including the terms of clause 5.2, then, without limiting any other right or remedy that Biodesix may have, Biodesix may reject such batch within [***] Business Days of delivery (in the case of defects that are not latent defects) or [***] Business Days of discovery of the defect in the case of latent defects and require Oncimmune to replace the rejected batch at Oncimmune’s risk and expense within a reasonable time of being requested to do so. The terms of this Agreement shall apply to any such replacement Products supplied by Oncimmune.

8.	TITLE AND RISK

8.1

Product shipped under this Agreement will be FCA Incoterms 2010 Seller’s (or its applicable manufacturer’s) facility, Unit 2C, Antrim Technology Park, Antrim, Co. Antrim, BT41 1QS Northern Ireland (or such other address as Oncimmune may notify Biodesix of in writing from time to time).

8.2

Notwithstanding any other agreement between Oncimmune and Biodesix concerning transfer of title or responsibility for risk of loss, title to Product shipped under any this Agreement passes to Biodesix as set forth in clause 8.1.

9.	PRODUCT PRICE

9.1	Oncimmune shall provide Product to Biodesix for an initial price of [***] per Test, as such price may be updated from time to time in accordance with clause 9.2 (the “Price”).

9.2

The Price shall be subject to an increase (not more than once per annum), effective on each anniversary of the Closing Date, relating to increases in Oncimmune’s documented external cost of goods for raw materials necessary to manufacture the Product (Cost of Goods). Each increase will be limited to the amount of increase in Oncimmune’s Cost of Goods and will, in any event, be capped at [***] each year. In no event will the Price be subject to any decrease. Oncimmune will provide reasonable documentation for any increased Price resulting from an increased Cost of Goods. Oncimmune will notify Biodesix in writing of any updated Price no less than [***] days in advance of such increased Price taking effect.

9.3

The Price is exclusive of amounts in respect of VAT or other taxes, if applicable. Biodesix shall, on receipt of a valid VAT invoice from Oncimmune, pay to Oncimmune such additional amounts in respect of VAT as are chargeable on a supply of the Product.

9.4

Oncimmune is solely responsible for all costs and expenses relating to packing, crating, boxing, and loading of the Product at the applicable source facility, and Biodesix is responsible for all costs and expenses relating to freight (including costs and expenses relating to cooling or temperature control of the Product in transit), unloading, customs, taxes, tariffs and duties, insurance and any other similar financial contributions or obligations, along with any other costs and expenses incurred with respect to the Product once Biodesix takes possession, risk or title to such Product in accordance herewith.

10.	TERMS OF PAYMENT

10.1	Oncimmune shall invoice Biodesix for each Order on or at any time after Delivery. Each invoice shall quote the relevant Order Numbers.

10.2	Biodesix shall pay invoices in full within 30 days of the date of receipt of invoice. Payment shall be made to the bank account nominated in writing by Oncimmune in U.S. Dollars.

10.3

If a party fails to make any payment due to the other under this Agreement by within [***] days of the due date for payment, then, without limiting the other party’s other remedies hereunder, the defaulting party shall pay interest on the overdue amount at the rate of [***] per annum above Bank of England’s base rate from time to time. Such interest shall accrue on a daily basis from the due date until the date of actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount. In relation to payments disputed in good faith, interest under this clause is payable only after the dispute is resolved, on sums found or agreed to be due, from [***] days after the dispute is resolved until payment.

10.4

If Biodesix disputes any invoice or other statement of monies due, Biodesix shall promptly notify Oncimmune in writing. The parties shall negotiate in good faith to attempt to resolve the dispute promptly. Oncimmune shall provide all such evidence as may be reasonably necessary to verify the disputed invoice or request for payment. If the parties have not resolved the dispute within [***] days of Biodesix giving notice to Oncimmune, the dispute shall be resolved in accordance with clause 21. Where only part of an invoice is disputed, the undisputed amount shall be paid on the due date as set out in clause 10.2. Oncimmune’s obligations to supply the Products shall not be affected by any good faith payment dispute.

10.5	No party may set off any amounts owed to it by the other party under this Agreement against any amounts payable by it to the other party under this Agreement (or otherwise).

10.6

All undisputed payments payable to Oncimmune or Biodesix under this Agreement shall become due immediately on its termination and any disputed payments determined to be due shall be paid within 30 days of such determination. This clause 10.6 is without prejudice to any right to claim for interest under law or under this Agreement.

11.	COMPLIANCE

In performing its obligations under the Agreement, each party shall comply with all applicable laws, statutes and regulations from time to time in force.

12.	INDEMNITY

12.1

Oncimmune shall defend, hold harmless and indemnify Biodesix and its Affiliates, and its and their agents, directors, officers and employees (the “Biodesix Indemnitees”) from and against any and all claims, suits, actions, demands, liabilities, expenses or losses, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Biodesix Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Third-Party Claim”) to the extent such Losses arise out of: (i) the failure of any Product to meet its written specifications, (ii) the infringement or misappropriation of any Third Party intellectual property rights by or on behalf of Oncimmune in the manufacture and supply of Product under this Agreement or (iii) Oncimmune’s gross negligence or more culpable act or omission (including willful misconduct); except, in each case of (i) – (iii), to the extent of any Losses for which Biodesix is required to defend, hold harmless and indemnify any or all Oncimmune Indemnitees under this Agreement or any other agreement between the parties hereto.

12.2

Subject to the terms and conditions of this Agreement, including those set forth in clause 12.4, Biodesix shall indemnify, defend and hold harmless Oncimmune and its officers, directors, employees, agents, Affiliates, successors and permitted assigns (Oncimmune Indemnitees) against any and all Losses incurred by such Oncimmune Indemnitees, relating to/arising out of or resulting from any Claim to the extent such Losses arise out of: (i) breach or non-fulfillment by Biodesix of any of its representations, warranties, covenants or agreements in this Agreement; or (ii) the commercialization, marketing, distribution, sale, use or performance of the Product or other operations of the Business (as defined in the APA); except, in each case of (i) or (ii), to the extent of any Losses for which Oncimmune is required to defend, hold harmless and indemnify any or all Biodesix Indemnitees under this Agreement or any other agreement between the parties hereto.

12.3

In the event a party recovers damages in respect of a claim under an agreement between the parties hereto related to the transactions contemplated hereby, (i) no other party will be entitled to recover with respect to the same claim and (ii) such party which recovers damages shall be barred from recovery with respect to the same claim under any other agreement between the parties hereto related to the transactions contemplated hereby.

12.4	Claims under clauses 12.1 and 12.2 shall be administered as provided for claims for indemnification under the provisions of Section 9.3 of the APA.

12.5

Notwithstanding anything to the contrary in this Agreement, neither party is obligated to indemnify or defend any indemnified party against any Claim (whether direct or indirect) if such Claim or corresponding Losses directly result from such party’s or its Personnel’s gross negligence or more culpable act or omission (including wilful misconduct) or bad faith failure to materially comply with any of its obligations set forth in this Agreement.

12.6

If a payment due from either party under this clause is subject to tax (whether by way of direct assessment or withholding at its source), the indemnified party shall be entitled to receive from such party such amounts as shall ensure that the net receipt, after tax, to the indemnified party in respect of the payment is the same as it would have been were the payment not subject to tax. Notwithstanding the foregoing, this clause shall not apply to any income or corporation tax.

12.7

Nothing in this clause shall restrict or limit either party’s general obligation at law to mitigate a loss which it may suffer or incur as a result of a matter that may give rise to a claim under this indemnity.

12.8

Except with respect to Claims alleging fraud, this clause 12 sets forth the entire liability and obligation of each party and the sole and exclusive remedy for each indemnitee for any Losses covered by this clause 12.

13.	LIMITATION OF LIABILITY

13.1

Except for with respect to Claims alleging fraud, breach of clause 2.2, clause 10 or clause 11 or either party’s indemnification obligations under clause 12.1 or 12.2 (to the extent such damages are required to be paid to a third party), neither party nor its Representatives will have any liability for any indirect or punitive damages, arising out of or relating to any breach of this Agreement, whether or not the possibility of such damages has been disclosed in advance or could have been reasonably foreseen, regardless of the legal or equitable theory (contract, tort or otherwise) upon which the claim is based, and notwithstanding the failure of any agreed or other remedy of its essential purpose, except any such damages that have been awarded to a third party.

14.	ASSIGNMENT

14.1	Either party may assign this Agreement only in connection with an assignment by such party of the PCA, as permitted thereunder.

15.	COMMENCEMENT AND TERM

This Agreement shall commence on the Closing Date and shall expire or terminate upon the expiration or termination of the PCA (the Term).

16.	OBLIGATIONS ON TERMINATION

16.1

Upon termination, each party shall promptly return to the other party all equipment, materials and property belonging to the other party that the other party had supplied to it or any of its affiliates in connection with the supply of the Product under this Agreement.

17.	CONSEQUENCES OF TERMINATION

17.1	On termination of this Agreement the following clauses shall survive and continue in full force and effect:

17.1.1	Clause 12 (Indemnity);

17.1.2	Clause 13 (Limitation of liability);

17.1.3	Clause 16 (Obligations on termination);

17.1.4	Clause 17 (Consequences of termination);

17.1.5	Clause 21 (Dispute resolution); and

17.1.6	Clause 28 (Governing law and jurisdiction).

17.2

Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.

18.	FORCE MAJEURE

18.1	The rights and obligations of the parties with respect to Force Majeure events in the PCA shall apply to the rights and obligations of the parties under this Agreement.

19.	COSTS

Except as expressly provided in this Agreement, each party shall pay its own costs incurred in connection with the negotiation, preparation, and execution of this Agreement.

20.	SEVERABILITY

20.1

If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

21.	DISPUTE RESOLUTION PROCEDURE

21.1

If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it, then the parties shall follow the procedures set out with respect to disputes in the PCA.

22.	FURTHER ASSURANCE

At its own expense, each party shall, and shall use commercially reasonable efforts to ensure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

23.	VARIATION

23.1

This Agreement (including the schedules hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous Agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. For clarity, this Agreement does not supersede the PCA or other related transaction agreements. The schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both parties hereto. Each party acknowledges that in entering into this Agreement it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

24.	WAIVER

24.1

The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

25.	NOTICES

25.1	Any notice given to a party under or in connection with this Agreement shall be in writing and shall be as provided for in the APA.

26.	THIRD PARTY RIGHTS

26.1

This Agreement is neither expressly nor impliedly made for the benefit of any person other than those executing it, except as otherwise provided in this Agreement with respect to Biodesix Indemnitees and Oncimmune Indemnitees.

27.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement. Signatures provided by facsimile transmission or in portable document format (PDF) sent by electronic mail shall be deemed to be original signature.

28.	GOVERNING LAW; JURISDICTION

28.1

This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). Both parties consent to the non-exclusive personal jurisdiction of all U.S. federal and Delaware state courts sitting within the territory of the U.S. District Court, District of Delaware, for resolving any disputes arising out of or in connection with this Agreement.

29.

WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTUOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Closing Date.

ONCIMMUNE LIMITED

By:
Name:
Title:
Address:

BIODESIX, INC.

By:	/s/ Robin Harper Cowie
Name:	Robin Harper Cowie
Title:	CFO
Address: